EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Authentidate Holding Corp.:

We consent to the incorporation by reference in the Registration Statement of Authentidate Holding Corp. on Form S-3 to be filed on or about August 3, 2012, of our report dated October 13, 2011, on our audits of the consolidated financial statements as of June 30, 2011 and 2010 and for each of the years in the three-year period ended June 30, 2011, which report was included in the Annual Report on Form 10-K filed October 13, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Edison, New Jersey

August 3, 2012